UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2009
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 033-41752

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
     On September 29, 2009, the Board of Directors of Progress Software Corporation (the “Company”), at the request of the Company’s President and Chief Executive Officer, approved a waiver of certain provisions of the Company’s Code of Conduct, including the provisions relating to conflicts of interest, with respect to the publication of a book by two employees of the Company, one of whom is John Goodson, an executive officer of the Company. The book, entitled “The Data Access Handbook: Achieving Optimal Database Application Performance and Scability,” was published in March 2009. Mr. Goodson is Vice President and General Manager of Progress DataDirect. The book offers strategic insight on database connectivity in application design, development and deployment with an emphasis on the role of database middleware on performance.
     Although the intended purpose of the book was in large part to benefit the Company in terms of increased visibility and future sales generation, the need for the Code of Conduct waiver arose because Mr. Goodson and the second Company employee (who reports directly to Mr. Goodson) entered into an agreement for the publication of the book in their personal capacities rather than on behalf of the Company. Under the agreement, Mr. Goodson and the second employee assigned all publishing and intellectual property rights to the book to the publisher, in exchange for which, they were entitled to receive royalties from sales of the book. While the majority of the time spent authoring the book occurred outside of Company hours, Company resources and facilities, including the services of other employees of the Company, were utilized in the authorship of the book. In connection with the submission of the waiver request, Mr. Goodson and the second employee assigned all rights under the publishing agreement, including all royalty rights from sales of the book, to the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2009	Progress Software Corporation

	By:	/s/Norman R. Robertson Norman R. Robertson
Senior Vice President, Finance and Administration
and Chief Financial Officer